Form C

Cover Page

Name of issuer:

M and M MEDIA, INC.

Legal status of issuer:

Form: Corporation

Jurisdiction of Incorporation/Organization: DE

Date of organization: 5/13/2014

Physical address of issuer:

2500 Broadway, Building F
Ste F-125
Santa Monica CA 90404

Website of issuer:

https://trebel.io/

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Amount of compensation to be paid to the intermediary, whether as a dollar amount or a percentage of the offering amount, or a good faith estimate if the exact amount is not available at the time of the filing, for conducting the offering, including the amount of referral and any other fees associated with the offering:

4.0% of the offering amount upon a successful fundraise, and be entitled to reimbursement for out-of-pocket third party expenses it pays or incurs on behalf of the Issuer in connection with the offering.

Any other direct or indirect interest in the issuer held by the intermediary, or any arrangement for the intermediary to acquire such an interest:

Securities equal to 2.0% of the securities sold will be issued to the intermediary upon a successful fundraise.

Type of security offered:

- ☐ Common Stock
- ☐ Preferred Stock
- ☐ Debt
- ☑ Other

If Other, describe the security offered:

Simple Agreement for Future Equity (SAFE)

Target number of securities to be offered:

100,000

Price:

$1.00000

Method for determining price:

Pro-rated portion of the total principal value of $100,000; interests will be sold in increments of $1; each investment is convertible to shares of stock as described under Item 13.

Target offering amount:

$100,000.00

Oversubscriptions accepted:

☑ Yes
☐ No

If yes, disclose how oversubscriptions will be allocated:

☐ Pro-rata basis
☐ First-come, first-served basis
☑ Other

If other, describe how oversubscriptions will be allocated:

As determined by the issuer

Maximum offering amount (if different from target offering amount):

$1,070,000.00

Deadline to reach the target offering amount:

2/15/2018

NOTE: If the sum of the investment commitments does not equal or exceed the target offering amount at the offering deadline, no securities will be sold in the offering, investment commitments will be cancelled and committed funds will be returned.

Current number of employees:

12

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$1,260,864.00	$717,892.00
Cash & Cash Equivalents:	$826,113.00	$422,137.00
Accounts Receivable:	$103,639.00	$0.00
Short-term Debt:	$1,732,084.00	$427,488.00
Long-term Debt:	$0.00	$0.00
Revenues/Sales:	$149,349.00	$0.00
Cost of Goods Sold:	$253,282.00	$45,000.00
Taxes Paid:	$1,600.00	$0.00
Net Income:	($964,770.00)	($565,149.00)

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

M and M MEDIA, INC.

COMPANY ELIGIBILITY

2. ☑ Check this box to certify that all of the following statements are true for the issuer.

- Organized under, and subject to, the laws of a State or territory of the United States or the District of Columbia.
- Not subject to the requirement to file reports pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934.
- Not an investment company registered or required to be registered under the Investment Company Act of 1940.
- Not ineligible to rely on this exemption under Section 4(a)(6) of the Securities Act as a result of a disqualification specified in Rule 503(a) of Regulation Crowdfunding.
- Has filed with the Commission and provided to investors, to the extent required, the ongoing annual reports required by Regulation Crowdfunding during the two years immediately preceding the filing of this offering statement (or for such shorter period that the issuer was required to file such reports).
- Not a development stage company that (a) has no specific business plan or (b) has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies.

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Tigran Mekikian	Director of Sales	Media Alpha Inc.	2014
Gary Mekikian	President	M&M Media, Inc. dba Trebel Music	2014
Adrian Sada Cueva	CEO	Vitro	2014

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Tigran Mekikian	Secretary	2014
Gary Mekikian	CEO	2014
Gary Mekikian	President	2014

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Gary Mekikian	3,366,891 Shares of Common Stock 50,000 Shares of Series Seed Preferred Stock 32,865 Shares of Series Seed-1 Preferred Stock	49.39

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

A crowdfunding investment involves risk. You should not invest any funds in this offering unless you can afford to lose your entire investment.

In making an investment decision, investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved. These securities have not been recommended or approved by any federal or state securities commission or regulatory authority. Furthermore, these authorities have not passed upon the accuracy or adequacy of this document.

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

Trebel Music is a licensed music service. The company obtains licenses to distribute copyrighted content, which are renewable every year or every two years, depending on the music label. While music labels routinely renew licenses, it is possible that economic disagreement may delay or prevent license renewals, which may cause service interruptions.

Trebel develops and operates software systems to provision services for millions of users. It also relies on cloud computing service providers such as Amazon, Microsoft Azure, and others to provide tethered music downloads, correctly record and report usage for royalty calculation purposes, and provision for the correct operation of the Trebel Music app. Errors in its software, or failures in the software or the hardware on any of its service providers may cause interruptions in Trebel service, causing bad reviews of the app, and loss of revenue and brand value.

We rely on advertising revenue and virtual currency sales to generate income, with only minimal historical revenue in either arena. Our business is susceptible to changing ad prices, unpredictable fill rates, technology risks, seasonality, and changes in macroeconomic conditions that may impact our ability to effectively monetize the app.

Our liquidity relies on raising additional funds unrelated to this campaign on WeFunder. We have been funded by angel investors and have no institutional investors so far. There is no guarantee that we will secure the necessary funds to finance our growth.

We are heavily reliant on a handful of programmatic advertising exchanges for most of our revenue. If we experience issues with collections with these exchanges, it could have immediate and significant impact on our ability to operate and grow the business.

Most of our technology is currently developed offshore. There is no guarantee that the offshore team will keep pace with the latest technology developments or scale up with the company on a global basis.

The current US operating team has a short track record of working together, and resources are stretched thin. The key executives are not under contract and could leave the company at any time.

The current management team has limited operating experience in Mexico and Latin America, and the company projects significant growth in the coming years from these markets. There is no assurance that the current team can execute on acquiring users or driving revenues in these markets. Furthermore, the value of a user and the associated advertising revenue opportunity in these emerging markets is potentially much lower than in the US.

The mobile app business is a duopoly and requires integration and compliance with rules and standards set by the two operators of app stores, Apple and Google. Both Apple and Google have music businesses that directly or indirectly compete with Trebel. Changes in app store rules or technology by Apple and Google may cause service interruptions.

Trebel intends to conduct business throughout the world which makes the company subject to macroeconomic risk, currency risk, and geopolitical risk. These uncertainties could significantly impact Trebel's planned user growth and associated business performance.

Mobile technology changes rapidly and could present operational and competitive threats to the business. Trebel uses complex algorithms to serve ads, complex encryption to store and play music, and has intricate and expansive reporting requirements to the rights holders. These complexities, along with the shifting and evolving technology associated with mobile phones and their networks present technical risks for the company.

The music industry has seen various paradigm shifts where old technology and old methods of music distribution and consumption have quickly changed or become obsolete in a matter of years. There is no assurance that Trebel's business model and technology will evolve to adapt to these shifts.

Trebel is a small company and competes against much better funded and older companies who have widely differing business models and motives as it pertains to pricing, bundling, advertising, and discounting. These competitive threats and the relative size of Trebel compared to other platforms, apps, and services makes any investment in Trebel come with a high degree of risk.

The Offering

USE OF FUNDS

9. What is the purpose of this offering?

The Company intends to use the net proceeds of this offering for working capital and general corporate purposes, which includes the specific items listed in Item 10 below. While the Company expects to use the net proceeds from the Offering in the manner described above, it cannot specify with certainty the particular uses of the net proceeds that it will receive from from this Offering. Accordingly, the Company will have broad discretion in using these proceeds.

10. How does the issuer intend to use the proceeds of this offering?

If we raise: **$100,000**

Use of Proceeds: This will help us potentially double the number of songs our users can play offline on Trebel. Our library can grow to several millions of the best songs available from major labels and Indie aggregators. We also will be able to invest in marketing to drive user acquisition and higher monetization. We plan to allocate the proceeds as follows: 33% towards additional content, 33% towards marketing, 33% towards additional product support and staffing.

If we raise: **$250,000**

Use of Proceeds: This will help us to potentially triple the number of songs our users can play offline on Trebel. Our library can grow to over 10 million songs by concluding agreements with all major labels and Indie aggregators. We also will be able to invest more in marketing to drive user acquisition, higher monetization, and improved operations. We plan to allocate the proceeds as follows: 25% towards additional content, 25% towards marketing, 25% towards additional product support and staffing, 25% towards additional technology platforms to improve monetization.

If we raise: **$500,000**

Use of Proceeds: In addition to potentially tripling the number of songs and growing our library with the major labels, at this level we also will be able to launch in Mexico and invest in marketing to drive user acquisition, higher monetization, and improved operations. We plan to allocate the proceeds as follows: 20% towards additional content, 20% towards marketing, 20% towards additional product support and staffing, 20% towards additional technology platforms to improve monetization, 20% towards Mexico expansion.

If we raise: **$750,000**

Use of Proceeds: In addition to potentially tripling the number of songs and growing our library with the major labels **and** launching in Mexico, we plan on adding some of the most popular Indie music titles. We plan to allocate the proceeds as follows: 20% towards additional content, 20% towards marketing, 20% towards additional product support and staffing, 20% towards additional technology platforms to improve monetization, 20% towards Mexico expansion.

If we raise: **$1,070,000**

Use of Proceeds: In addition to everything described at the lower target levels, if we reach the $1,070,000 level, we may be able to launch in additional Spanish-speaking countries (i.e. Colombia, Argentina, Uruguay) to increase our user base, improve revenues, and increase profits. We plan to allocate the proceeds as follows: 20% towards additional content, 20% towards marketing, 20% towards additional product support and staffing, 20% towards additional technology platforms to improve monetization, 20% towards Mexico and Latin America expansion.

DELIVERY & CANCELLATIONS

11. How will the issuer complete the transaction and deliver securities to the investors?

If we reach our target offering amount prior to the deadline, we may conduct an initial closing of the offering early if we provide notice about the new offering deadline at least five business days prior to the new offering deadline (absent a material change that would require an extension of the offering and reconfirmation of the investment commitment). Wefunder will notify investors if we conduct an initial closing. Thereafter, we may conduct additional closings from time to time at our and Wefunder's discretion until the deadline date.

The following describes the process to invest in the Company, including how the Company will complete an Investor's transaction and deliver securities to the investor.

1. Investor Commitment. The Investor will submit, through Wefunder Portal, a requested investment amount. When doing so, the Investor will also execute an investment contract with the Company ("Investment Agreement"), using the Investor's electronic signature.
2. Acceptance of the Investment. If the Investor Agreement is complete, the Investor's commitment will typically be recorded within a few minutes. The commitment will also be available on the Investor's "My Investments" screen on the wefunder.com website. After the offering closes, the contract will be counter-signed by the Company. The executed investment contract will then be sent to the investor via email, and is also available to download on the "My Investments" screen.
3. Investor Transfer of Funds. Upon receiving confirmation that an investment has been accepted, the Investor will be responsible for transferring funds from a source that is accepted by Wefunder Portal into an escrow account held with a third party bank on behalf of issuers offering securities through Wefunder Portal.
4. Progress of the Offering. The Investor will receive periodic email updates on the progress of the offering, including total amounts raised at any given time, and will be notified by email and through the "My Investments" screen when the target offering amount is met.
5. Closing: Original Deadline. Unless we meet the target offering amount early, Investor funds will be transferred from the escrow account to the Company on the deadline date identified in the Cover Page to this Form C

and the Company's Wefunder Portal Profile.

6. Early Closings. If the target offering amount is met prior to the original deadline date, we may close the offering earlier, but no less than 21 days after the date on which information about the Company, including this Form C, is posted on our Wefunder Portal Profile. We will reschedule the offering deadline, and at least five days prior to the new deadline, investors will receive notice of it by email and through the "My Investments" screen. At the time of the new deadline, your funds will be transferred to the Company from the escrow account, provided that the target offering amount is still met after any cancellations.
7. Book Entry. Investments may be in book entry form. This means that the Investor may not receive a certificate representing his or her investment. Each investment will be recorded in our books and records and will be recorded in each Investors' "My Investments" screen. The Investor will also be emailed the Investment Agreement again. The Investment Agreement will also be available on the "My Investments" screen. At the option of the Company, you may receive an electronic certificate.

12. How can an investor cancel an investment commitment?

NOTE: Investors may cancel an investment commitment until 48 hours prior to the deadline identified in these offering materials.

The intermediary will notify investors when the target offering amount has been met. If the issuer reaches the target offering amount prior to the deadline identified in the offering materials, it may close the offering early if it provides notice about the new offering deadline at least five business days prior to such new offering deadline (absent a material change that would require an extension of the offering and reconfirmation of the investment commitment).

If an investor does not cancel an investment commitment before the 48-hour period prior to the offering deadline, the funds will be released to the issuer upon closing of the offering and the investor will receive securities in exchange for his or her investment.

If an investor does not reconfirm his or her investment commitment after a material change is made to the offering, the investor's investment commitment will be cancelled and the committed funds will be returned.

An Investor's right to cancel. An Investor may cancel his or her investment commitment at any time until 48 hours prior to the offering deadline.

If there is a material change to the terms of the offering or the information provided to the Investor about the offering and/or the Company, the Investor will be provided notice of the change and must re-confirm his or her investment commitment within five business days of receipt of the notice. If the Investor does not reconfirm, he or she will receive notifications disclosing that the commitment was cancelled, the reason for the cancellation, and the refund amount that the Investor is required to receive. If a material change occurs within five business days of the maximum number of days the offering is to remain open, the offering will be extended to allow for a period of five business days for the Investor to reconfirm.

If the Investor cancels his or her investment commitment during the period when cancellation is permissible, or does not reconfirm a commitment in the case of a material change to the investment, or the offering does not close, all of the Investor's funds will be returned within five business days.

Within five business days of cancellation of an offering by the Company, the Company will give each Investor notification of the cancellation, disclose the reason for the cancellation, identify the refund amount the Investor will receive, and refund the Investor's funds.

The Company's right to cancel. The Investment Agreement you will execute with us provides the Company the right to cancel for any reason before the offering deadline.

If the sum of the investment commitments from all investors does not equal or exceed the target offering amount at the time of the offering deadline, no securities will be sold in the offering, investment commitments will be cancelled and committed funds will be returned.

In addition, we may cap at 480 the total number of investors who will be allowed to invest through the offering that are not "accredited investors," as defined in Rule 501(a) of Regulation D under the Securities Act of 1933. In the event that more than 480 non-accredited investors are initially accepted into an offering in step (2) described in Question 11, the Company may cancel investments based on the order in which payments by Investors were received, or other criteria at the discretion of the Company, before the offering deadline.

Ownership and Capital Structure

THE OFFERING

13. Describe the terms of the securities being offered.

To view a copy of the SAFE you will purchase, please see Appendix B, Investor Contracts.
The main terms of the SAFEs are provided below.

The SAFEs. We are offering securities in the form of a Simple Agreement for Future Equity ("SAFE"), which provides Investors the right to **preferred stock** in the Company ("**Preferred Stock**"), when and if the Company sponsors an equity offering that involves **Preferred Stock**, on the standard terms offered to other Investors.

Conversion to Preferred Equity. Based on our SAFEs, when we engage in an offering of equity interests involving **Preferred Stock, Investors will receive a number of shares of Preferred Stock** calculated using the method that results in the greater number of **Preferred Stock**:

- (i) the total value of the Investor's investment, divided by the price of **Preferred Stock** issued to new Investors , or
- (ii) if the valuation for the company is more than **$15 million** (the "Valuation Cap"), the amount invested by the Investor divided by the quotient of (a) the Valuation Cap divided by (b) the total amount of the Company's capitalization at that time.

Additional Terms of the Valuation Cap.
For purposes of option (ii) above, the Company's capitalization will be measured as all
shares of stock outstanding at the time, not including any SAFEs or convertible notes, plus any **common stock** reserved and available for future grant under any equity incentive or similar plan of the Company or to be created or increased in connection with our equity offering at that time.

Investors who receive shares subject to the Valuation Cap will receive a per share liquidation preference and conversion price designed to provide protection against the price of the **Preferred Stock** being diluted to a value below the price per share at the time they receive **Preferred Stock**. This dilution would mainly occur due to the issuance of additional stock by the Company.

Investors who receive **Preferred Stock** subject to the Valuation Cap will also receive dividend rights.

Voting Rights. Investors will have no voting rights, including after they receive **Preferred Stock**. Instead, the Company's CEO will be provided a proxy to vote on the Investor's behalf.

Private Sales for Major Investors. **Investors who invest at least $25,000 and are "accredited investors" will receive the right to purchase a pro-rata share of privately placed securities occurring after an equity offering covered by the SAFEs.**

Execution. Investors who invest less than **$25,000** will typically not execute transaction documents in order to receive Preferred Stock at the time of an applicable equity offering.
Instead, a "Designated Lead Investor" will execute the documents for them, provided that the documents are consistent with the **Preferred Stock** received by new investors in the Company, modified, if applicable, based on the terms of the SAFE.

Liquidity Events.
If the Company has an initial public offering or is acquired by, merged with, or otherwise taken over by another company or new owners prior to Investors in the SAFEs receiving
Preferred Stock, Investors will receive, at their option, either

- (i) cash in the amount of their investment or
- (ii) shares of **common stock** equal to the amount invested by the Investor in the SAFEs divided by the quotient of (a) the Valuation Cap divided by (b) the number of outstanding shares of the Company's **common stock and Preferred Stock** , but excluding any shares of **common stock** reserved and available for future grant under any equity incentive or grant, SAFEs, and/or convertible promissory notes.

If there is not enough cash available to pay other holders of Preferred Stock and SAFE Investors who choose option (i), funds will be distributed first to other holders of **Preferred Stock** and then holders of the SAFEs on a pro-rata basis. Any remaining amounts will be paid in **common stock**. In this scenario, the amounts payable to SAFE Investors may be reduced under certain circumstances, such that Investors may not recoup part or all of their investment from the Company.

Termination of the Company.
If the Company ceases operations, liquidates, dissolves, winds up or has its assets assigned to creditors prior to an issuance of securities involving **Preferred Stock**, the Company will pay first the other holders of existing **Preferred Stock**, based on the terms of the Company's certificate of incorporation, and then holders of the SAFEs. These payments will occur before any distributions to holders of common stock. If there are not sufficient Company assets to pay holders of the SAFEs the amount of their investments, as determined by the Company's board of directors, payments will be made on a pro-rata basis. In this case, Investors may not recoup part or all of their investment from the Company.

Repurchases. The SAFEs may be repurchased for their fair market value at any time. Fair value will be determined by an independent appraiser chosen by the Company. If, within three months after a repurchase, the Company offers equity that includes **Preferred Stock**, and the value received by Investors was less than the value of the shares they would have received in the equity offering, the Company will pay Investors the difference.

14. Do the securities offered have voting rights?

☐ Yes
☑ No

15. Are there any limitations on any voting or other rights identified above?

☑ Yes: No Voting Rights
☐ No

16. How may the terms of the securities being offered be modified?

Any provision of this instrument (other than the Valuation Cap) may be amended,waived or modified as follows:

(i) if the Investor is not a Major Investor, any provision of this instrument (other than the Valuation Cap) may be amended, waived or modified only upon the written consent of the Company and either (A) the Designated Lead Investor or (B) the holders of a majority of the Purchase Amounts payable to the Cash-Out Investors;

(ii) if the Investor is a Major Investor, any provision of this instrument (other than the Valuation Cap) may be amended, waived or modified only upon the written consent of the Company and the holders of a majority of the Purchase Amounts payable to the Cash-Out Investors who are Major Investors; and

(iii) regardless of whether the Investor is or is not a Major Investor, the Valuation Cap may be amended, waived or modified only (i) upon the written consent of the Company and the holders of a majority of the Purchase Amounts payable to the Cash-Out Investors or (ii) as contemplated in the definition of Valuation Cap.

RESTRICTIONS ON TRANSFER OF THE SECURITIES BEING OFFERED:

The securities being offered may not be transferred by any purchaser of such securities during the oneyear period beginning when the securities were issued, unless such securities are transferred:

1. to the issuer;
2. to an accredited investor;
3. as part of an offering registered with the U.S. Securities and Exchange Commission; or
4. to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

NOTE: The term "accredited investor" means any person who comes within any of the categories set forth in Rule 501(a) of Regulation D, or who the seller reasonably believes comes within any of such categories, at the time of the sale of the securities to that person.

The term "member of the family of the purchaser or the equivalent" includes a child, stepchild, grandchild, parent, stepparent, grandparent, spouse or spousal equivalent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the purchaser, and includes adoptive relationships. The term "spousal equivalent" means a cohabitant occupying a relationship generally equivalent to that of a spouse.

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
Common Stock	10,000,000	5,412,123	Yes
Series Seed Preferred stock	700,000	700,000	Yes
Series Seed-1 Preferred stock	610,329	610,329	Yes

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	2.5% Warrants to Purchase Preferred Stock

Options: 87,877

Describe any other rights:

Common Stock
- No special rights

Seed Preferred Stock Rights:
- Right to purchase at least 30% of the Shares to be issued and sold to investors in Series A round.

Seed-1 Preferred Stock Rights:
- Right to purchase pro rata shares up to $650,000 of Reserved Shares in Series A round, at a price per share equal to 70% of the amount paid by Series A investors, or $8M pre-money, whichever is less.

Warrant rights:

Right to purchase preferred shares equivalent to up to 2.5% of the fully diluted equity capitalization of the Company immediately preceding the next round of preferred share issuances. The purchase price is determined at the lower of:

- (i) the number obtained by dividing $8,000,000 by the total number of shares of Common Stock outstanding immediately prior to such Next Qualified Financing, calculated on a fully diluted basis, including shares issuable upon exercise or conversion of any outstanding options, warrants and convertible preferred stock, and any shares authorized but unallocated under the Company's equity incentive plans, but excluding any convertible promissory notes (including the Convertible Notes); or

- (ii) 80% of the price per share at which the next round stock is issued to cash investors in the next round.

18. How may the rights of the securities being offered be materially limited, diluted or qualified by the rights of any other class of security identified above?

Because the Investor holds no voting rights, the holders of a majority-in-interest of voting rights in the Company could limit the Investor's rights in a material way. For example, those interest holders could vote to change the terms of the agreements governing the Company's operations or cause the Company to engage in additional offerings (including potentially a public offering).

These changes could result in further limitations on the voting rights the Investor will have as an owner of equity in the Company, for example by diluting those rights or limiting them to certain types of events or consents.

To the extent applicable, in cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional equity, an Investor's interest will typically also be diluted.

Based on the risk that an Investor's rights could be limited, diluted or otherwise qualified, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

Additional risks related to the rights of other security holders are discussed below, in Question 20.

19. Are there any differences not reflected above between the securities being offered and each other class of security of the issuer?

No

20. How could the exercise of rights held by the principal shareholders identified in Question 6 above affect the purchasers of the securities being offered?

As holders of a majority-in-interest of voting rights in the Company, **the shareholders** may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of other investors, and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor.

For example, **the shareholders** may change the terms of the operating agreement for the company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. **The shareholders** may make changes that affect the tax treatment of the Company in ways that are unfavorable to you but favorable to them. They may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. Other holders of securities of the Company may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns.

The shareholders have the right to redeem their securities at any time. **Shareholders** could decide to force the Company to redeem their **securities** at a time that is not favorable to the Investor and is damaging to the Company. Investors' exit may affect the value of the Company and/or its viability.

In cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional stock, an Investor's interest will typically also be diluted.

Based on the risks described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

21. How are the securities being offered being valued? Include examples of methods for how such securities may be valued by the issuer in the future, including during subsequent corporate actions.

The offering price for the securities offered pursuant to this Form C has been determined arbitrarily by the Company, and does not necessarily bear any relationship to the Company's book value, assets, earnings or other generally accepted valuation criteria. In determining the offering price, the Company did not employ investment banking firms or other outside organizations to make an independent appraisal or evaluation. Accordingly, the offering price should not be considered to be indicative of the actual value of the securities offered hereby.

The initial amount invested in a SAFE is determined by the investor, and we do not guarantee that the SAFE will be converted into any particular number of **shares of Preferred Stock**. As discussed in Question 13, when we engage in an offering of equity interests involving **Preferred Stock**, Investors may receive a number of shares of **Preferred Stock** calculated as either (i) the total value of the Investor's investment, divided by the price of the **Preferred Stock** being issued to new Investors, or (ii) if the valuation for the company is more than the Valuation Cap, the amount invested divided by the quotient of (a) the Valuation Cap divided by (b) the total amount of the Company's capitalization at that time.

Because there will likely be no public market for our securities prior to an initial public offering or similar liquidity event, the price of the **Preferred Stock** that Investors will receive, and/or the total value of the Company's capitalization, will be determined by our **board of directors**. Among the factors we may consider in determining the price of **Preferred Stock** are prevailing market conditions, our financial information, market valuations of other companies that we believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

In the future, we will perform valuations of our **stock (including both common stock and Preferred Stock)** that take into account, as applicable, factors such as the following:

- unrelated third party valuations;
- the price at which we sell other securities in light of the relative rights, preferences and privileges of those securities;
- our results of operations, financial position and capital resources;
- current business conditions and projections;
- the marketability or lack thereof of the securities;
- the hiring of key personnel and the experience of our management;
- the introduction of new products;
- the risk inherent in the development and expansion of our products;
- our stage of development and material risks related to our business;
- the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given the prevailing market conditions and the nature and history of our business;
- industry trends and competitive environment;
- trends in consumer spending, including consumer confidence;
- overall economic indicators, including gross domestic product, employment, inflation and interest rates; and

- the general economic outlook.

We will analyze factors such as those described above using a combination of financial and market-based methodologies to determine our business enterprise value. For example, we may use methodologies that assume that businesses operating in the same industry will share similar characteristics and that the Company's value will correlate to those characteristics, and/or methodologies that compare transactions in similar securities issued by us that were conducted in the market.

22. What are the risks to purchasers of the securities relating to minority ownership in the issuer?

An Investor in the Company will likely hold a minority position in the Company, and thus be limited as to its ability to control or influence the governance and operations of the Company.

The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its Board Of Directors, and the Investor will have no independent right to name or remove an officer or member of the Board Of Directors of the Company.

Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured.

The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

23. What are the risks to purchasers associated with corporate actions, including additional issuances of securities, issuer repurchases of securities, a sale of the issuer or of assets of the issuer or transactions with related parties?

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Issuer repurchases of securities. The Company may have authority to repurchase its securities from shareholders, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently.

A sale of the issuer or of assets of the issuer. As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company and the Board of Directors of the Company to manage the Company so as to maximize value for shareholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company and the Board of Directors of the Company. If the Board Of Directors of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor's initial investment in the Company.

Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management and Board of Directors of the Company will be guided by their good faith judgement as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its shareholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

24. Describe the material terms of any indebtedness of the issuer:

Convertible Note

Issue date	06/24/17
Amount	$1,700,000.00
Valuation cap	$8,000,000.00

In August of 2016 the company authorized $1.2 million dollars in convertible notes accruing interest rate at 4% per annum. Of the total amount, $980,000 was funded. Interest expense under the Convertible Notes was $12,395 for the year ended December 31, 2016.

The convertible notes have the following terms:
Maturity date - All principal, together with accrued and unpaid interest under the Convertible Notes, is due on August 31, 2017 and is payable on or after that date upon demand of a majority of note holders, if not previously converted to preferred stock.

In April of 2017, the company increased the authorized amount by $720,000 to $1,700,000 to accommodate investor interest and bridge the company to the next funding round. The 2017 Notes Maturity Date is May 8, 2018. The terms are the same as 2016 Notes - $8M cap or 20% discount to Series A, earning 4% interest.

The company expects all notes to convert with a planned Series A Round.

Other than these convertible notes and typical trade payables, the company is debt free.

The CEO/President of the company has taken $0 in salary since the inception of the company and the Company recorded a payable totaling $645,833 and $395,833 as of December 31, 2016 and 2015, respectively, including related payroll taxes. For the year ended December 31, 2016 and 2015, accrued salary expense relating to the President/CEO was $250,000 and $250,000, respectively. The company has invested all proceeds of the financing and revenues in building Trebel's technology, and bringing the product to market. The company will continue to defer CEO's pay until such a time the company and its board decide that the company is in financial condition to pay.

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
6/2016	Section 4(a)(2)	Priced Round	$649,999	General operations
6/2017	Section 4(a)(2)	Convertible Note	$1,700,000	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☑ Yes
☐ No

For each transaction specify the person, relationship to issuer, nature of interest in transaction, and amount of interest.

The Company's CEO/President has deferred his salary and the Company recorded a payable totaling $645,833 and $395,833 as of December 31, 2016 and 2015, respectively, including related payroll taxes. For the year ended December 31, 2016 and 2015, accrued salary expense relating to the President was $250,000 and $250,000, respectively.

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Summary of Progress.

Trebel Music is the only free and legal music service with offline listening on mobile devices in the United States, offering millions of the best songs in the world for tethered download, plus social features that make discovering and actually sharing music fun. We have pioneered a new form of monetizing digital music that eliminates the need for users to get their music from torrent sites and stream ripping sites, while generating revenue to provide fair compensation to artists we love. In July of 2017, Trebel Music had over 1 million registered users, and we were adding four new registered users every minute which is over 5,000 per day. Since launching Trebel Beta in May of 2016, our users have downloaded 40 million songs, legally, and have played millions of songs offline.

International Growth.

One key element of our strategy is to make Trebel available in not just the United States, but in Latin America, and all other countries where users rely primarily on illegal download sites and music video apps to get their music, including Southeast Asia, Eastern Europe, India, and China. Roughly 2.5 billion smartphone users worldwide are potential users of Trebel Music. To this end, Trebel is slated to be launched in Mexico in the fourth quarter of 2017, as the launching pad for taking Trebel to Central and South American countries such as Brazil, Colombia, and Argentina. In May of 2017, we began working with Univision in the United States, and Televisa in Mexico, to develop Trebel offerings for US Hispanic markets as well as markets served by Televisa in South America.

Revenue Sources.
We derive the substantial majority of our revenue from the sale of display, audio and video advertising on mobile devices. To date, our revenue growth has been primarily attributable to selling display and video advertising through programmatic advertising networks, which allow major brands to purchase ad space on Trebel's platform. The rapid adoption of our service on mobile devices presents an opportunity for us to reach our audience anytime, anywhere they enjoy music, and therefore to offer additional solutions to current and potential advertisers.

Business Drivers.
A key driver of our business relies on users registering for our app. This is connected to people seeking music, and we currently only have a portion of the available music catalog that listeners are seeking. Future growth of our registered users will likely result from adding new content in the US, and the offering of content by all three major labels (Universal Music, Sony Music, and Warner Music Group) in Mexico, potentially driving the number of music downloads and total user engagement hours higher. Our total number of music downloads is a key driver for both revenue generation opportunities and content acquisition expenses, which is the largest component of our operating expenses:

Advertising Opportunity.
The number of tethered music downloads and total user engagement hours define the number of opportunities we have to sell advertisements, which we refer to as inventory. As users engage more, we generate more inventory, which in turn, increases our ability to grow revenues. We sell our inventory through three primary channels; programmatic exchanges, private marketplaces, and direct to brand relationships, with each channel paying higher prices for our inventory than the previous. As our user base grows, our ability to attract large advertisers and command premium prices for our inventory grows with it.

Content Acquisition Expenses.
Listener hours drive substantially all of our content acquisition expenses. We pay royalties to the copyright owners and we record these royalties as content acquisition expenses. Royalties are calculated using negotiated rates documented in master royalty agreements and based on revenue earned or other usage measures. Given the royalty structures in effect with respect to content acquisition, our content acquisition costs increase with each additional playback.

Operating Expenses.
In fiscal 2016 and Q1 of 2017, we began to increase our expenditures for product development, marketing and sales and general administrative expenses to generate growth and provide support infrastructure for anticipated rapid growth towards the second half of 2017, and 2018. We expect that the level of operating expenses will continue to rise into the future to finance both user and content growth.

Liquidity
The Company has incurred operating losses of $964,770 and $565,149 for the years ended December 31, 2016 and 2015, respectively, and has an accumulated deficit of $1,801,636 as of December 31, 2016. The Company has also used cash relating to operating activities of $636,387 and $263,700 for the years ended December 31, 2016 and 2015, respectively.

During the year ending December 31, 2017, management plans on raising additional funds to fully launch and expand the Company in 2017. Management believes that with additional funding raised through debt or equity financing, as well as projected revenue generated through operations, there will be sufficient funds to enable the Company to meet its obligations in the foreseeable future.

Capital Raising to Date
The company has been well financed since its inception in May of 2014, when the founder was joined by his classmates from graduate school to provide the seed financing for Trebel. These and other seed investors have been financing each stage of company's development as follows:

The Company's activities have been primarily financed from inception through equity and debt financing as follows:

Sale of Series Seed Convertible Preferred Stock - from June 2014 through September 2014, the Company issued 700,000 shares of its Series Seed Convertible Preferred Stock for gross proceeds of $700,000 (see note 6 of attached Financials);

Sale of Series Seed-1 Convertible Preferred Stock - from November 2015 through July 2016, the Company issued 610,329 shares of its Series Seed-1 Convertible Preferred Stock for gross proceeds of $649,999 (see note 6 of attached Financials);

The Company issued Convertible Notes with a total principal of $1,700,000 for gross proceeds of $1,700,000. $980,000 in 2015 and $719,988 in 2017 all on the same terms. (see note 4 of attached Financials). The entire outstanding principal and accrued interest amount on the Convertible Notes (the "Conversion Amount") shall be automatically converted into shares of the Company's preferred equity securities (the "Next Equity Securities") issued and sold at the close of the Company's next preferred equity financing in a single transaction or a series of related transactions yielding gross proceeds to the Company of at least $1,000,000 in the aggregate (excluding the conversion of the Convertible Notes and any other convertible notes) if consummated prior to the Maturity Date (the "Next Qualified Financing").

A total of ~$3.05 million has been raised in equity and convertible debt.

Revenue and Cash Flow Situation

Trebel has a pretty straightforward business model where we derive revenues when ads are played during song exploration and download and we incur costs to rights holders when the song is played. As our ad monetization improves this year, we expect to be gross margin positive in late 2017 or early 2018. This means that we will take in more from selling ads than we spend in royalties for the music. The Trebel team is quite lean with G&A expense under $100,000 per month. We intend to keep all operating expenses, including all technology development at approximately 20% of revenue and become gross margin positive within 6 to 8 months. As we continue to expand to new regions, add users, and add songs, it is expected that we will be able to use media-related receivables financing to support our ongoing growth.

We had $800,000 cash on hand as of 07/15/17. Our cash loss for June 2017 was $137,000. We have an average burn rate of $100,000.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

STAKEHOLDER ELIGIBILITY

30. With respect to the issuer, any predecessor of the issuer, any affiliated issuer, any director, officer, general partner or managing member of the issuer, any beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, any promoter connected with the issuer in any capacity at the time of such sale, any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with such sale of securities, or any general partner, director, officer or managing member of any such solicitor, prior to May 16, 2016:

(1) Has any such person been convicted, within 10 years (or five years, in the case of issuers, their predecessors and affiliated issuers) before the filing of this offering statement, of any felony or misdemeanor:

i. in connection with the purchase or sale of any security? ☐ Yes ☑ No
ii. involving the making of any false filing with the Commission? ☐ Yes ☑ No
iii. arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, funding portal or paid solicitor of purchasers of securities? ☐ Yes ☑ No

(2) Is any such person subject to any order, judgment or decree of any court of competent jurisdiction, entered within five years before the filing of the information required by Section 4A(b) of the Securities Act that, at the time of filing of this offering statement, restrains or enjoins such person from engaging or continuing to engage in any conduct or practice:

i. in connection with the purchase or sale of any security? ☐ Yes ☑ No
ii. involving the making of any false filing with the Commission? ☐ Yes ☑ No
iii. arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, funding portal or paid solicitor of purchasers of securities? ☐ Yes ☑ No

(3) Is any such person subject to a final order of a state securities commission (or an agency or officer of a state performing like functions); a state authority that supervises or examines banks, savings associations or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that:

i. at the time of the filing of this offering statement bars the person from:

A. association with an entity regulated by such commission, authority, agency or officer? ☐ Yes ☑ No

B. engaging in the business of securities, insurance or banking? ☐ Yes ☑ No

C. engaging in savings association or credit union activities? ☐ Yes ☑ No

ii. constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative or deceptive conduct and for which the order was entered within the 10-year period ending on the date of the filing of this offering statement? ☐ Yes ☑ No

(4) Is any such person subject to an order of the Commission entered pursuant to Section 15(b) or 15B(c) of the Exchange Act or Section 203(e) or (f) of the Investment Advisers Act of 1940 that, at the time of the filing of this offering statement:

i. suspends or revokes such person's registration as a broker, dealer, municipal securities dealer, investment adviser or funding portal? ☐ Yes ☑ No

ii. places limitations on the activities, functions or operations of such person? ☐ Yes ☑ No

iii. bars such person from being associated with any entity or from participating in the offering of any penny stock? ☐ Yes ☑ No

(5) Is any such person subject to any order of the Commission entered within five years before the filing of this offering statement that, at the time of the filing of this offering statement, orders the person to cease and desist from committing or causing a violation or future violation of:

i. any scienter-based anti-fraud provision of the federal securities laws, including without limitation Section 17(a)(1) of the Securities Act, Section 10(b) of the Exchange Act, Section 15(c)(1) of the Exchange Act and Section 206(1) of the Investment Advisers Act of 1940 or any other rule or regulation thereunder? ☐ Yes ☑ No

ii. Section 5 of the Securities Act? ☐ Yes ☑ No

(6) Is any such person suspended or expelled from membership in, or suspended or barred from association with a member of, a registered national securities exchange or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade?

☐ Yes ☑ No

(7) Has any such person filed (as a registrant or issuer), or was any such person or was any such person named as an underwriter in, any registration statement or Regulation A offering statement filed with the Commission that, within five years before the filing of this offering statement, was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or is any such person, at the time of such filing, the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued?

☐ Yes ☑ No

(8) Is any such person subject to a United States Postal Service false representation order entered within five years before the filing of the information required by Section 4A(b) of the Securities Act, or is any such person, at the time of filing of this offering statement, subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations?

☐ Yes ☑ No

If you would have answered "Yes" to any of these questions had the conviction, order, judgment, decree, suspension, expulsion or bar occurred or been issued after May 16, 2016, then you are NOT eligible to rely on this exemption under Section 4(a)(6) of the Securities Act.

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and
- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

https://trebel.io/invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Section 13(a) or Section 15(d) of the Exchange Act;
2. the issuer has filed at least one annual report pursuant to Regulation Crowdfunding and has fewer than 300 holders of record and has total assets that do not exceed $10,000,000;
3. the issuer has filed at least three annual reports pursuant to Regulation Crowdfunding;
4. the issuer or another party repurchases all of the securities issued in reliance on Section 4(a)(6) of the Securities Act, including any payment in full of debt securities or any complete redemption of redeemable securities; or (5) the issuer liquidates or dissolves its business in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix B: Investor Contracts

Trebel SAFE $15M

Appendix C: Financial Statements

Financials 1

Appendix D: Director & Officer Work History

Adrian Sada Cueva
Gary Mekikian
Tigran Mekikian

Appendix E: Supporting Documents

INVEST IN TREBEL MUSIC

Trebel is the only free music download app with offline listening

> *"Trebel enables music fans to download the best songs in the world for free and play those songs offline. Other companies offer excellent paid services, but there are more than 2.5 billion smartphone users worldwide who don't pay for music. We provide an answer for anyone who wants an offline option for free music on their smartphone. Only around 5,000 of Trebel's 2M users have the opportunity to become owners, and as owners, to promote the company, and benefit from its success.*

Gary Mekikian
CO-FOUNDER AND CTO, TREBEL MUSIC

FOLLOW US FOR UPDATES SHARE TWEET
137 FOLLOWERS


129
investors
$135,345
raised of $100K-$1.07M goal
$100 min
by Wefunder Portal LLC
INVEST

Future Equity (SAFE)
$15M valuation cap
A SAFE gives you the right to future shares in Trebel Music. If you invest, you're betting the company will be worth more than $15M in the future.
INVEST $25K FOR PRO RATA RIGHTS.

INVESTOR PERKS

$149+ In addition to shares in the company and a lifetime of free offline music, investors who invest $149 can choose from their favorite Trebel SWAG. High quality cotton T-shirt, super-loud Trebel hat, or subtly cool laptop sticker.

$399+ In addition to shares in the company and a lifetime of free music, an investment of $399 or more gets the SWAG choice, but also gets an exclusive early notice of newly released music and a set of Trebel earbuds to listen to their favorite songs.

$2,017+ In addition to shares in the company and a lifetime of free music, an investment of $2,017 or more gets the SWAG choice, early notice of new release music, a set of Trebel 2017 earbuds, and an invitation to the Trebel annual shareholders meeting that includes a backstage meet and greet with music industry executives.

$25,000+ In addition to the cool perks at all of the other levels, at the $25,000 level you become a major shareholder and will get to meet with the Trebel Chief-level officers in a special dinner and meet and greet with music industry veterans.

OUR AMBITION

With 2.5 billion smartphone users in the world looking for free music apps, we hope to be among the biggest digital music companies in the world solving the problem of free and offline music for music fans, and capturing billions of dollars per year lost to pirate sites and "safe harbor" apps for the benefit of artists and investors. Our goal is to be one of the most successful media companies owned by fans and artists.

KEY FACTS

- Grew registered users to 2 million with minimal marketing dollars spent.
- On track for $1M in revenues in 2017.
- Patent issued.
- Built and launched Trebel on iOS and Android.
- Opening our app in Mexico as a launching pad to reach 300 Million Latin American smartphone users.
- Secured licenses and support from major music labels.
- On track for gross margin positive in early 2018.

https://trebel.io *from Santa Monica CA*

Y COMBINATOR · 500 STARTUPS · ADVERTISING · TECH · MOBILE · ENTERTAINMENT · MEDIA · APP · MUSIC · SOFTWARE

Why I Like Trebel Music

> *Trebel's growth is no surprise. When you build a great product and simple user experience with quality content, passing one million users in less than a year is expected. I look forward to seeing the company reach 100 million registered users next; I am fortunate to have invested early and I continue to invest.*

Sundar Subramaniam
CEO, HIGHER MOMENT CAPITAL, WILLINGDON TRUST

THE BUZZ ABOUT TREBEL MUSIC

> *I'm a big believer in Gary and Grace as relentless entrepreneurs who will always find a way to get over the goal line.*

John Pleasants
Current CEO, Brava and Former Co-President of Disney Interactive Media Group

> *As a music industry veteran, I see companies come along like this every few years. Pandora. Beats. Spotify. SoundCloud. Trebel is in their league. Trebel is solving a huge problem for the artists and fans alike. I am glad to be a partner and stakeholder.*

Bill Campbell
Former Senior VP of Digital Business, Universal Music Group

> *Very cool to be able to invest in a company I really like, and whose app I use every day!*

Yasmine Barbes
Trebel User and High School Student

> *I am very excited I could invest right at the beginning of this new venture before anyone else. Go Trebel!*

Edouard Barbes
Trebel User and High School Student

MO

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March 30, 2016 @ theknightnews.com

Hey students: Want some music with your ads? Try Trebel.

There's a new music app and it's aimed at high school and college students called Trebel. Get it? Instead of treble as a music term it's Trebel like "rebel." It's sort of a hybrid way to consume music falling somewhere between between Spotify and

October 2, 2015 @ adland.tv

MEET TREBEL: MUSIC WORTH DOWNLOADING

The world's first music service to deliver downloadable music for free, Trebel eliminates the need to rip music, suffer through internet radio or music video streaming. Watch quick ads as you download songs, then enjoy them offline. Save your phone from costly, battery-sucking, data plan-munching, free streaming services.


TREBEL


9:41 AM
100%
Playlists
FAVES
12,030
Player
Video
DEMI LOVATO CONFIDENT
Confident
Confident
Demi Lovato
3:22

Listen To Songs Offline

The songs are on your device.

Background Play

Listen while your screen is off or while using other apps.

Unlimited Storage

Stockpile as many songs as you want.

No WIFI Needed

After you download the songs, go offline.

1,700,000+

Registered Trebel Users

TREBEL IS FOR THE OTHER 2 BILLION SMARTPHONE USERS

We know there are other free music options for those who don't or can't pay for music. Trebel is unique. Choose your own songs. Don't bother with intrusive, buzz-kill ads. Play everywhere – offline.

Pandora

Disruptive ads, inability to choose specific songs.

YouTube

No albums, not offline, and not audio-first.

The Pirate Bay

Gives users more viruses and malware than music.

Trebel

Even though the world is in its second decade of internet music, we think the model is still broken. Fans who want song choice are stuck between navigating the world of virus infested rip sites and free music video apps that drain batteries and costly data plans. Trebel fixes all of these problems. Our users download and listen to the music they want. No viruses, no ads during plays, no cost, no headaches.

HOW WE MAKE MONEY

We make money like social media companies make money. As users search, preview, download, and playlist music, they watch unobtrusive personalized ads. These ads generate revenue, allowing our content to remain free while still paying labels and artists for their work.

ACQUISITION COSTS

Our user acquisition cost is among the lowest in app history, registering below 50 cents, and heading lower as networking effects take hold. With a lifetime value of an active user estimated at $25 - $30, Trebel has significant profit potential.

MONETIZATION

Our monetization works similarly to social media mobile apps, as it comes from app engagement, not downloads. The longer someone is engaged in our product, the more revenue we generate from advertisements. So as more songs appear on the app, the higher our engagement rises, which in turn increases our revenues.

THE UNTAPPED GLOBAL MARKET

In the next few years, the number of users choosing to listen to their music on paid subscription services is expected to reach between 150 and 200 million people. That's a big number. But it's not nearly as big as the 2.5 billion people who own cell phones and don't pay for subscription or download services. After cementing our brand in the U.S. and Mexico, we have plans to capitalize on that untapped market by expanding to Latin America and Southeast Asia.

2.5 Billion

Smartphone users worldwide that don't pay for music



After cementing our brand in the U.S. and Mexico, we have plans to capitalize on that untapped market by expanding to Latin America and Southeast Asia.

WE'RE GROWING

In the past year, our base of registered users has grown by at least **100,000** people every month. Those users have collectively downloaded more than 40 million songs.



Number of Trebel Users as of July 2017: 1,755,288
2,000,000
1,500,000
1,000,000
500,000
0
May 2016
July 2016
Sept 2016
Nov 2016
Jan 2017
March 2017
May 2017
July 2017
Beta Users
Registered Users

4
Sign-ups per minute

5,000
Users added per day

40,000,000
Total downloaded songs

Timeline

To reach our goal of 10 million registered users by August of 2018, our next steps involve promotion and partnership in the US, expansion in Mexico, and the growth of our music library.

2012 — Patent is Granted
The first version of our app is patented.

May 2014 — UMG, Sony, The Orchard Pilot Agreement
Became content partners with three major labels.

January 2015 — 6 Month Pilot Test Launched
Our initial pilot test debuted on college campuses.

April 2016 — Trebel Beta on iPhone Launches
Our beta version was built and branded using data collected from the pilot test.

July 2016 — 250,000 beta users registered
In just four months, a quarter of a million people are signed up to the site.

December 2016 — Gross Margin Positive, 900K Beta Users Registered, 10M Songs Downloaded

January 2017 — Trebel iOS R1 Launched

April 2017 — Trebel Android Beta Launched

July 2017 — Warner Music Catalog Added
Became content partners with Warner, which owns 18% of the 13-30 year old demographic.

August 2017 — 1M+ Trebel Users Registered

August 2018 — 10 Million Registered Users
Our goal is to continue the rapid growth of our user base.

LET'S CHANGE THE MUSIC INDUSTRY TOGETHER

Our team has been building successful companies for more than 20 years, all of which created a lot of business value and investor value. With Trebel, we aim to do the same, but the potential scale and impact of Trebel is different.

I am passionate about Trebel because with 2.5 billion smartphone owners – a giant market - searching for free, offline music, Trebel has the potential to solve a huge problem for:

--Music fans, who can now use a cool app for free music by eliminating the need to rip music or use "safe harbor" services.

--Labels and artists, who can monetize their premium content at rates currently enjoyed by social media apps like Instagram and SnapChat.

--Advertisers searching for high quality, brand safe apps to reach millennials and Generation Z youth.

In the next five years, I see a world where billions of young music fans have abandoned virus infested rip sites and "safe harbor" apps in favor of Trebel. The biggest brands and millions of small businesses are using Trebel to reach their customers, and in the process, generating fair compensation for artists and labels and creating one of the most valuable media companies in the world.

Trebel is a rare opportunity to do "good" and "well" at the same time. Join us by using Trebel and becoming a part of our mission.

Much love,



Gary Mekikian

Founder

& Key Team Members



Gary Mekikian

Co-founder and CTO

Serial entrepreneur. First co went public and was sold to Razorfish, second co sold to Oracle. Started Trebel with daughters for artists and 2B+ mobile music fans. BSEE USC, MS Stanford University.

AND THE REST OF THE TEAM



Corey Jones

Head of Product

Corey is a music enthusiast, ex-guitarist for several bands, and a former private equity finance professional. Corey has an MBA from Stanford University, and a BA from Duke University.



Robert W. Vanech

Chief Financial Officer and Head of Biz Dev

Three time VC-backed entrepreneur and former VC. Seasoned operator with experience in digital media, telecommunications, and M and A.



Scott Williamson

Chief Revenue Officer

Scott is a serial entrepreneur and an expert in brand and digital ad monetization. Joined Trebel to build monetization engine. He has a B.Eng from McGill University, and MBA from Duke.



Luis Soto Durazo

General Manager - International

Journalist and a long time digital media executive. Luis was editor, then led online strategy and digital at Group Reforma. He has MBA from Stanford University and a MS from Columbia University.

Raised $3,185,344 From 133+ Investors

$700,000	$649,999	$1,700,000	$135,345
September 2014	June 2016	June 2017	In Progress
PRICED ROUND	PRICED ROUND	CONVERTIBLE NOTE	



Adrian Sada Cueva

CEO of Vitro, one of the largest glass companies in the world, member of civic and corporate boards, including University of Monterrey. Graduate of ITESM and Stanford Graduate School of Business.



Oscar de la Garza Clariond

Serial entrepreneur and investor. Managing Partner of Auria Capital. Founder of Financiera Apoyate, auto/ real estate finance company. Graduate of ITESM, ASU, and Stanford Graduate School of Business.



Ernesto Vargas

General Manager of Varaya and Board Member of Operation Smile Colombia. Investments, founder and former senior executive of Andean Laminates. Graduate of Stanford Graduate School of Business.



Sundar Subramaniam

Managing Director of Higher Moment Capital. Serial entrepreneur and investor in 50+ startups with numerous successful exits. Sundar is a graduate of Brandeis, Harvard HST, and MIT Sloan.



Sara Welch

Reporter at KTLA News in Los Angeles. Also, real estate and cryptocurrency investor.



Luis Alberto Soto Durazo

MORE INVESTORS

Interview

WF: What is Trebel?

– COLLAPSE ALL

TM: Trebel is the only licensed free and offline mobile music service targeting the more than 2 billion mobile phone users on the planet who do not pay for music subscriptions or music downloads. We are a mobile-first product and might decide to be a mobile-only product. Companies like Apple, Google, Spotify, and Amazon are all offering excellent paid music subscription services, and the market for those paid subscription services on the mobile device is estimated to be between 150 million and 200 million smartphone users in the next few years. The question then is what do the rest of the 2 billion plus music lovers with mobile phones use? We provide the answer for anyone who wants to have free and offline music on their smartphone.

We are one of the few free mobile apps that went from number 1,700 to the top 20 in our category in the Apple App Store over the span of just a few months. We are consistently in the top 20 or top 25 in our category and have been in the top 1% of all apps for the past six months. We are particularly proud of that ranking and the fact that we've been able to maintain an app rating of 4.3 or higher with very limited resources.

WF: What options are there for music fans besides downloads and streaming services?

TM: For people who want free music, there are three options - internet radio, music music videos on "safe harbor" sites, and stream ripping or torrent sites.

Internet radio is fine if the user wants some background music, but if the user wants to listen to his favorite music, internet radio does not deliver. Not only it does not play music offline, the user cannot choose the song, the song chooses him.

Music video apps are another way users are getting their music today, but they come with a high cost. These apps deliver video, not audio, they kill the user's expensive data plan, drain their phone's battery fast, and stop working altogether as soon as the user leaves cell phone coverage area. Step into the subway, and Drake's latest music video just stops playing. Plus, these apps have limited content, since only songs that are music videos are included.

People also use illegal stream ripping sites to rip music and put it on their mobile devices. Not only this is simply wrong, it is a high risk choice in all aspects. First, it's a terrible user experience, wading through virus and porn infested sites to find and download the user's favorite music. After ripping the songs to their desktop computer, users must then find a way to get the songs onto their mobile devices. Tens of millions of people in the US and hundreds of millions around the world download music like this every day, and they all would prefer a different option.

Trebel offers the best alternative to music fans searching for free music they can play offline.

WF: How does the service work? ^

TM: Trebel is easy to use. A user selects a song, either by searching for it in the app or selecting it from the popularity rankings. A preview screen appears that gives the user a chance to hear a portion of the song. If he or she likes the song, a simple press of the button that says "Download For Free" starts the download process. As the user engages with the app, similar to social media apps, they see display and video ads, which generate revenue. Trebel never plays audio ads that interrupt the music listening experience, unlike other free services.

Once the song is on your device, the user can play that song whenever she wants, but it has to be played in the app and with the device he used to get the "tethered" download. He can share a song with friends using the Social features of the app. Instead of sending them the file, he can send a link. The other person clicks on the link and downloads the song to their device. Pretty simple.

To keep the service free, Trebel generates revenue similar to the way Instagram and Google do. Like these ad-based free apps, as users engage with the app by searching, previewing, downloading, and play-listing music, the company generates revenue from advertising, and this revenue pays for the music, making it possible for users to enjoy it for free.

WF: What's the user experience like with the advertising on Trebel? ^

TM: We have put a lot of thought into making the advertising engaging and unobtrusive for the users, and highly effective for advertisers. Trebel delivers five types of ads: 1) Display 2) Video 3) Multimedia - animation 4) Audio (Radio) and finally, our most innovative and fun ad unit, 5) Immersive (Camera filters based).

As the user interacts with the app, immersive, audio, display, and video ads are inserted in strategic places so search, preview, and download experiences are not interrupted. Trebel just uses the app engagement to monetize the service.

One important distinction between our product and other sponsored music streaming services is that we don't interrupt the user's music listening experience. Once the music is on the user's device, she can listen to it as much as she wants without running into advertising, provided that her engagement has generated enough ad revenue to pay for the music she's listening to. This is different from radio apps, for example, where every 30 minutes or so users have to suffer through a stretch of advertising.

WF: How much money do you generally make with each song download?

TM: The system works similarly to social media apps. The monetization doesn't come from downloads, but it comes from app engagement. The longer someone is engaged in our app, the more revenue we generate.

Where does the engagement come from? Engagement comes from the time a person spends on our system searching for music, previewing music, downloading music, and making playlists. It also comes from the Social features of the app, which enable users to interact with friends on the app, follow music tastemakers so they can get a notification when their friends download new songs, share playlists, and post reviews of songs and albums.

WF: How do you plan to increase the money you earn from each user?

TM: The monetization will go up over time for two reasons. First, we are adding more music to Trebel's catalog. As more songs appear in the app, the engagement will go up because users will have more music to engage with, which means the amount of revenue that we can generate per user will go up. We already have some of the best music in the world on Trebel, and over time we'll have a pretty complete catalog as we add more music from Indie labels. In the app, we ask our users to tell us what they want so we can get it for them.

The other factor that will help monetization is that the app has networking effects. Trebel is similar to social media apps in a sense because the more users we have using Trebel, the more engagement there's going to be through the social aspects of the app. The more people someone can follow on Trebel, the more music they can discover and download. This drives engagement, which drives new user acquisition, and both increase revenues.

WF: How big is your music library?

TM: We are targeting the 13 to 30-year-old demographic, and for this demo, we already have some of the best music in the world. Our content partners, Universal Music Group and Warner Music Group, have about 47% market share, so nearly half of the market demand is covered in Trebel. In Mexico, Sony Music is also one of our content partners, which makes it possible for us to deliver more than 80% of the content users want.

As the company grows, we will work hard to get the complete catalog of the world on Trebel. We are doing this in steps, just like other successful companies in the music industry have done. Whoever got into music had to build up their library to a full catalog of 30 million songs over time. We'll get there in the near future as well.

WF: What kind of support are you receiving from the labels?

TM: Music labels have been very supportive of our company because of the consumption model we are pioneering, and the market we are addressing. At the company's founding, three years ago, all three major labels, plus one of the best Indie labels, The Orchard, worked with us very closely to design the early prototype and conduct a market test on university campuses. Since then, Universal Music and Warner Music have committed significant resources to help Trebel get traction and grow.

The collaboration with the major labels is rooted in our common goal of reaching and monetizing close to 2 billion smartphone users worldwide, who will likely never pay for music subscriptions, but who will happily engage with ads that pay for their music consumption. This is the huge market opportunity we are pursuing together.

WF: How and when did you start Trebel?

TM: In 2005, I was doing graduate work at Stanford University. I already had two little girls at the time. One was five and the other was seven years old. They were getting to an age where music was becoming really important in their lives. This was during the days when Kazaa, Limewire, and other torrent sites were all the rage, and young people everywhere were using these types of services to take music without paying. Everyone in the music ecosystem was losing. Consumers were getting free music, but they were also downloading viruses and malware to their devices and suffering a terrible user experience. Artists and labels were being deprived of income, and advertisers were unwittingly supporting illegal activity by having their ads displayed on these terrible services.

It occurred to me that these sites were popular because Internet technology was making it possible for a large segment of the music-consuming population to get music to their digital players instantly, and the fact that they could do it without paying, meant that everyone with a computer and an internet connection could participate. As a trained engineer, I started thinking that since technology created this problem, then, maybe, technology could also help solve it. I decided that when mobile devices became ubiquitous, and when digital advertising and music consumption moved to mobile devices, technology could be used to monetize instant music downloads, making it possible for people to download and share free music legally. I also decided that when this confluence happened, I would start a company and create a service to deliver free and offline music to the hundreds of millions of people around the planet who could not or would not pay for music. To start the process, I wrote a spec document and applied for a patent. This was before the iPhone and Android phones were conceived.

Fast forward to 2012. The patent was granted, iPhone and Android devices were becoming ubiquitous, and mobile advertising was becoming a multibillion dollar industry. This is when my daughters, who are also my co-founders, pressed me to start the company with them. It took another two years to wrap up what I was doing and start Trebel Music. I started the company in 2014 with my daughters, Grace and Juliette, who were 14 and 16 at the time, and my classmates from graduate school.

WF: How engaged are your 1.7 million registered users?

TM: Just like any media app, Trebel has several tiers of engagement. You're going to have your casual users, your super users, and then your users that come every so often to see what's new. For us, a certain percentage of the users are looky loos, people who check out the app and try the service a little bit but are not engaged heavily. Then we have another group of users that engage heavily. They'll download music and they'll come back at least every week, or sometimes they'll come back every day. Then we have the last group of users that are casual users. When there's new music, they'll come and download that new music but they're not prolific music listeners. They also tend to be very selective about what they listen to.

WF: How do users find out about Trebel?

TM: We have figured out a way to target those users who are specifically looking for free music download apps and free music downloads, so all of our users come from channels where people are looking for free music download apps and free music downloads. We are the only legal, free music download app in the app store, so we benefit from a very high search engine score and very high viral factor. We have found that for every user we get by paying for the acquisition, we get another three to four users who sign up because they heard about us through friends and other sources.

WF: What is your cost of acquiring a new customer?

TM: Our cost of acquisition started at $4 per sign-up when we first launched the app, but it quickly shot down to below a dollar. When we found the channel that was going to produce the most users for us, that cost came down even further. The actual cost now is pretty low, but we like to keep it confidential for competitive reasons.

We estimate the lifetime value of an active user to be somewhere in the neighborhood of $25 to $30. Lifetime value means the profit we make from our users. Therefore, even at a $4 acquisition cost, this is a highly profitable business, and at the lower costs we're seeing now, the profit potential is significant.

WF: What are your revenues?

TM: Unlike many social media apps that go years without generating revenues and profits, we started generating revenue within a few months after launching the service, and have a solid plan to get to profit in the near to medium term. We started monetizing Trebel with a few thousand dollars a month, and are now hovering in the tens of thousands each month, and we haven't pressed the gas yet. Sometime in 2018, we will cross into a few hundred thousand plus dollars per month. Our growth plan is deliberate by design. We are growing very carefully as our near term goal is to get to profit, which is when we will start pressing the gas to push the company into hyper growth mode. Part of the reason why we're taking this approach is because before we increase monetization, we want to make sure that we have the right infrastructure in place to support the millions of users we want to add, and advertisers who want to advertise on our platform. We also want to have more content and the right team in place to start selling the types of ad units that generate the big dollars.

WF: What are your main goals for the immediate future?

TM: We have both operational and numeric goals for the next 12 months. First, we are adding new content, building the infrastructure, staff and resources in order to grow to 10 million registered users, and then, to 20 million registered users in the next 18 - 24 months. Second, since most of our growth will come from international expansion, we want to open up the service in Mexico as a launching pad for the rest of Latin America, which is a huge market for us.

WF: Can you elaborate on the the global expansion plans?

TM: Right now we are only in the US, but we know there's huge interest worldwide. We get a lot of people from all over the world who download the app but can't use it - so they get upset.

After launching in Mexico, we will likely go to Brazil and the other Latin American countries: Argentina, Chile, Colombia. We recently brought on board a talented international media business leader as General Manager who is going to be responsible for making Trebel a household name in Latin America.

From Latin America, we'll likely move to Asia. There is huge demand for our product in countries like India, Indonesia, Vietnam, and China. These markets are just as promising as the market in the United States. The number of users in the rest of the world is greater, but the per capita monetization is going to be lower because mobile advertising adoption is one to two years behind the US.

WF: What's proprietary about what you are doing?

TM: As a three year old operating business, we have developed significant technology and trade secrets that make our service work for our users, content owners, artists, advertisers, and of course, the company. We have, what you might call, our "secret sauce," which I can't talk about because then it won't be a "secret sauce." But essentially, we have three levels, or three circles of key defenses for our business.

The outer circle is based on trade secrets we've been developing over the last three years. Every business has key performance indicators it keeps an eye on. Developing these indicators is a time-consuming and expensive process that we've already gone through.

The middle circle is our user base. The more users we get who download music, the stickier our service becomes because the users who download a lot of music are not going anywhere because they make a significant time investment in building their music library in our system. They are tying their musical life to our app. For another service to peel these users away is going to be very difficult.

The inner circle is the patent that was granted in 2012, and the intellectual property we have built around it, which, in combination with the other two circles provides a robust defensibility for our business.

WF: What will Trebel be doing in five years?

TM: Our Dream: Five years from now, our goal is for Trebel to be a household name, as well as the free and offline mobile music "app of choice" reaching 1 billion smartphone users around the world. In five years, we have a complete catalog and have made illegal download sites and rip apps totally obsolete. People will download all the music they want from us legally and for free.

There are 2.5 billion smartphones on the planet, and that number will keep growing past 3 billion. So, the opportunity is big.

WF: What do you fear could go wrong to derail your plans?

TM: It's a startup, and some days everything is going great and other days, you wake up in the morning with challenges and you go to sleep with challenges. That's the nature of building something new and innovative, but there are two things that literally keep me up at night.

The first thing is making sure that we are constantly getting the user experience right. Providing a great user experience and monetizing the app at high levels are extremely challenging. At the end of the day, we make money through engagement, and if our users don't love the user experience of Trebel, then it's going to be a problem. Grace, Alec, Juliette, Corey, and I are constantly thinking about how we can improve the user experience, especially compared to the substitutes - services like the rip sites and music video apps.

The other thing that keeps me up at night is figuring out the most efficient way to scale our user base quickly. How can we best scale Trebel's user base to number in the millions first, then to hundreds of millions, so we can have a great community where the networking effects are sustaining both the user base and the business?

WF: Who are you and who is on your team?

TM: We have an amazing team with impressive credentials pushing the business forward every day. I'm one of the co-founders. I'm a musician at heart and an engineer by training. I did my undergraduate work at USC and received my master's degree from Stanford University. After working for a few years as an engineer and then as a sales person at Hewlett-Packard Company, I joined the founding team of i-Cube, a Cambridge, Massachusetts based technology company. That company grew from less than 10 people to over 400 people, went public and subsequently was sold to Razorfish. After that I partnered with two PhDs from MIT who had developed the early natural language processing technologies that paved the way for modern day services like Apple's Siri, to found answerFriend. That company later merged with a couple of other companies, was renamed Inquira, and used question-answer technology to automate call centers. Inquira was acquired by Oracle, and is now a part of Oracle's suite of apps. Before starting Trebel Music, I was a partner in a semiconductor design company.

So, this is my fourth company, and of the four, this is the company I've been by far the most excited about, because it has the biggest potential for creating both social and economic value in an industry with significant needs. We can provide a viable and real alternative to ripping music, which is a huge social problem, and generate revenue for artists and content owners.

Also on the team, we have Corey Jones, who is heading up product. Corey is a music lover and a musician. I met him when he was a second year MBA student at Stanford University. After graduating, instead of returning to private equity or joining one of the prestigious consulting firms, Corey decided he wanted to jump on board with an early-stage start up in an area he was personally passionate about. Corey's vision for the what the app needs to look and feel like is the reason Trebel consistently gets great reviews and above 4 star ratings.

Bob Vanech is wearing multiple chief hats, including finance and business development. He joined us recently after starting and running multiple media and technology companies, including Zealot Networks, started by one of the founders of Maker Studios. Bob's education is in finance, and he is an expert manager, sales executive, and a strategist with the vision and skill to take small startups and turn them into big and successful companies.

Then we have Scott Williamson, another serial entrepreneur whose most recent startup was acquired by Zealot Networks, which is where he met Bob. Scott's expertise is in generating significant revenues from programmatic advertising, and more importantly, from big data and analytics. Scott graduated from Canada's prestigious McGill University, and received his MBA from Duke University.

Luis Soto Durazo came on board to run Trebel Mexico and then to oversee the expansion in Latin America. Luis also comes with impressive credentials. He was the editor of the most prestigious publication in Mexico, Grupo Reforma, and has significant experience in media and digital mobile publishing. Luis understands the Mexican and Latin American markets, loves music, and relates to the needs of our hispanic audience both in content and user experience areas. Luis is also an alumnus of Stanford University's business school, with an additional master's degree from Columbia University .

Another key Trebel person is Grace Mekikian, who is one of the co-founders of Trebel Music, and is a senior at La Canada High School. She has been the driving force behind getting Trebel Music's user experience right for teens and millennials. Trebel is an app for millennials designed and built by millennials, and Grace's insights, working closely with intern, Alec Aivazian, who is a freshman in college, and a group of high school and college students at her high school and Cal State University campuses, keep Trebel a simple but powerful app for music.

WF: Why are you raising money now?

TM: What makes Trebel one of the most important apps for our users is its music catalog. The money raised in this campaign will be used to secure additional music licenses from major labels like Sony and important Indie labels. We hope to grow our catalog size significantly, to make sure that all our users can always download and play their favorite music through Trebel. We will also use the funds to expand our team and hire some key personnel to help us monetize the audience we're getting.

WF: What is your cash on hand and burn rate? Do you have any incoming capital outside of Wefunder?

TM: Trebel Music has been well financed since its founding almost three years. The company has been a very careful steward of investor money, always finding the most efficient ways to get things done. Other startups routinely raise and spend tens of millions of dollars before they see their first revenue. Trebel has built a compelling app, licensed some of the best music in the world, attracted more than 1.7 million registered users, and generated revenue and gross profit by spending a scant $1.8 million on technology and staff to date.

The company has $650,000 in cash, and most recently had around $100,000 in burn rate. After a temporary increase in the burn rate, we expect to reduce the burn rate in the coming months to get to gross profit and then net profit by the end of the year.

Ask a Question

Type your question here... ASK QUESTION

Daniel Johnson Sep 9

This isn't a question but a humble suggestion. I noticed your subscribers in the review sections in the play store are confused of the purpose of your coin system. Id repurpose ur coin system to allow the user to purchase items and or designs to customize their trebel profile, this allows them to express themselves visually not just through the music. I believe this would help sell the coin system. Create a trebel store that users can buy color schemes, and or profile items to express themselves with your coin as the currency.



Gary Mekikian Co-founder and CTO FOUNDER Sep 9

Excellent suggestion, Daniel. I forwarded this to Grace (our head of user experience). Thank you!

LIKE

Marta Mendizabal Sep 8

In the answer you gave to one of your questions you mention "Once the music is on the user's device, she can listen to it as much as she wants without running into advertising, provided that her engagement has generated enough ad revenue to pay for the music she's listening to." What happens if the user stops engaging for a time period and only wants to listen to what they already downloaded (not generating any more revenue), how is the user experience affected?



Gary Mekikian Co-founder and CTO FOUNDER Sep 8

Marta, we generate revenue to pay the royalties through engagement, just like other social media apps like Instagram, Yelp, etc. If a user does not engage and only wants to listen to music, we remind the user to engage.

LIKE

MORE QUESTIONS

RISKS

1 Trebel Music is a licensed music service. The company obtains licenses to distribute copyrighted content, which are renewable every year or every two years, depending on the music label. While music labels routinely renew licenses, it is possible that economic disagreement may delay or prevent license renewals, which may cause service interruptions.

2 Trebel develops and operates software systems to provision services for millions of users. It also relies on cloud computing service providers such as Amazon, Microsoft Azure, and others to provide tethered music downloads, correctly record and report usage for royalty calculation purposes, and provision for the correct operation of the Trebel Music app. Errors in its software, or failures in the software or the hardware on any of its service providers may cause interruptions in Trebel service, causing bad reviews of the app, and loss of revenue and brand value.

3 We rely on advertising revenue and virtual currency sales to generate income, with only minimal historical revenue in either arena. Our business is susceptible to changing ad prices, unpredictable fill rates,

READ MORE RISKS

OTHER DISCLOSURES

Read the **Form C** filed with the SEC for other important disclosures, like financial statements, Directors, Officers, shareholders with more than 20% of voting rights, and more.

THE FUNDING PORTAL

Trebel Music is conducting a Regulation Crowdfunding offering via **Wefunder Portal LLC**. CRD Number: #283503.

$100 min INVEST

Can I change my mind and get a refund?
How is Wefunder compensated?
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Gary Mekikian • 3rd

CEO, M&M Media, Inc.

M&M Media, Inc. • Stanford University Graduate School of Business

Greater Los Angeles Area • 226

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Experience

CEO
M&M Media, Inc.
May 2014 – Present • 3 yrs 4 mos
Glendale, CA

M&M Media is a media startup developing a new digital music and other media distribution platform that delivers free to premium media to consumers while generating revenue to fairly compensate all in the media value chain.

CEO
Silicon Valley Technologies
Jul 2006 – Present • 11 yrs 2 mos

SVT is a startup incubator investing in small, fast growing companies in entertainment, medical device, and technology industries.

Member
Pasadena Angels
Jan 2012 – Present • 5 yrs 8 mos

Case Writing Office
Stanford Graduate School of Business
Jun 2006 – Present • 11 yrs 3 mos
Stanford, CA

Memeber
Tech Coast Angels
2011 – Jan 2013 • 2 yrs

Co-founder of M&M Media, the maker of Trebel Music.

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Education

Stanford University Graduate School of Business
MS, Management
2005 – 2006

Stanford University Law School
Directors' College
2005 – 2005

Executive education program for directors and senior executives of publicly traded firms.

University of Southern California
BS, EE
1981 – 1985
Activities and Societies: Sigma Phi Epsilon

Contact and Personal Info

Gary's Profile, Websites, and Birthday

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Tigran Mekikian · 3rd

Sr. Director, Demand Partnerships
MediaAlpha, Inc. • University of Southern California
Los Angeles, California • 500+

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Results oriented manager with over 10 years of experience in senior-level roles for both start-up and established companies in various industries. Recognized by peers and customers for abilities to take produ…

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Experience

Sr. Director, Demand Partnerships
MediaAlpha, Inc.
Sep 2015 – Present • 2 yrs
Greater Los Angeles Area

MediaAlpha is an advertising technology company that enables and optimizes the real-time buying and selling of vertical and comparison search media. MediaAlpha's advertising technology platform powers over 25 million high-value transactions annually, representing more than $200 million in media spend across insurance, travel, personal finance, education, and home services verticals.

Board Member
Trebel Music by M&M Media, Inc.
May 2014 – Present • 3 yrs 4 mos
Greater Los Angeles Area

M&M Media is a technology company whose flagship product, Trebel Music, is a mobile app that combines digital advertising, social music, and social payment technologies to bring on-demand music to the masses, while delivering fair compensation to the artist community. Trebel Music is currently in the process of being rolled out to more than 3,000 universities and 25,000 high schools. International expansion is expected in 2016.

Learn more at www.trebelmusic.com

Director, Travel Sales & Business Development
Oversee.net
Jan 2015 – Sep 2015 • 9 mos
Greater Los Angeles Area

Manager, Travel Sales & Business Development
Oversee.net: Lowfares.com, FareSpotter.net & AirportParking.com
Apr 2013 – Dec 2014 • 1 yr 9 mos
Los Angeles, CA

Oversee provides targeted travel sales leads and branding opportunities through unrivaled online travel search tools, allowing our travel and destination partners to meet their marketing and sales needs at an optimal ROI. As Manager, I work directly with the CEO in driving forward the Travel Departments strategy, alliances and partnerships, sales team development, marketing, and vision.

• Implemented and managed the strategic vision and mission for the sales team, including coaching, relationship building, goal setting to hit revenue targets and measuring results.
• Product vision lead in creating a new site design for Lowfares.com in conjuction with the development team to optimize travel comparison search which resulted in a 25% lift in performance on Chrome and IE browsers.
• Executed multi-channel strategic plans to identify new partners, markets and products, as well as strengthen existing partnerships. Negotiated agreements with over 40+ global partners to utilize our travel brands, Lowfares.com, FareSpotter.net and AirportParking.com.

Senior Account Manager
IAC
Nov 2011 – Apr 2013 • 1 yr 6 mos
West Hollywood, CA

Leading from the front in getting merchants introduced to the only platform for controlling their local listings and enhancing Place Pages on 100's of the most popular local websites and mobile apps. Contracting with these merchants to advertise their business on the CityGrid Ad program which operates its own performance based ad engine that drives targeted customers to these high converting pages. With our technology and customer support teams I have been afforded the opportunity to provide advertisers optimized results like no one else in the marketplace.

• Contracted with over 100 new merchants; Top 5 in new customer acquisitions.
• Ranked top 3 in customer retention for 16 consecutive months.
• Optimizied client accounts through client interview and industry research.

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Education

University of Southern California
BA, Political Science
1993 – 1997

Contact and Personal Info

Tigran's Profile, Websites, and Twitter

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